                                                                                                    Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PFF Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-20337 and No. 333-65816) on Form S-8 of PFF Bancorp, Inc. of our report dated June 9, 2004, with respect to the consolidated balance sheets of PFF Bancorp, Inc. as of March 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity, and cash flows, for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004, annual report on Form 10-K of PFF Bancorp, Inc.

/s/ KPMG LLP

Los Angeles, California

June 14, 2004